Exhibit 10.18

AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL/SEVERANCE AGREEMENT

This Change of Control/Severance Agreement (the “Agreement”) is made as of                     , by and between LookSmart Ltd., a Delaware corporation and its successors (the “Company), and                      (the “Executive”).

WHEREAS, the Company considers it essential to foster the continued employment of its executive personnel, and the Company has determined that appropriate steps should be taken to foster such continued employment by setting forth the benefits and compensation to be awarded to such personnel in the event of a voluntary or involuntary termination within the meaning of this Agreement;

WHEREAS, the Company further recognizes that the possibility of a Change in Control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among its executives may result in the departure or distraction of executive personnel to the detriment of the Company, and the Company has further determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s executives, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, it is in the best interests of the Company that its executives, including the Executive, be reasonably secure in their employment and position with the Company, so that they can exercise independent judgment as to the best interests of the Company and its shareholders without distraction by any personal uncertainties or risks regarding the Executive’s continued employment with the Company.

WHEREAS, in connection with certain changes to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code Section 409A”), the Company and Executive wish to amend and restate the Executive Change of Control/Severance Agreement executed by and between the Executive and the Company on                     , as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Definitions

As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

As used in this agreement, “cause” shall mean that the Executive:

•

is convicted of, or pleads nolo contendere to, any felony or other offense involving moral turpitude or any crime related to his or her employment, or commits any unlawful act of personal dishonesty resulting in personal enrichment in respect of his or her relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•

fails to consistently perform his or her material duties to the Company in good faith and to the best of his or her ability; provided, however, that the Company shall not be permitted to terminate the Executive pursuant to this clause unless it has first provided the Executive with written notice and an opportunity to cure such failure;

•	willfully disregards or fails to follow instructions from the Company’s senior management or board of directors to do any legal act related to the Company’s business;

•	willfully disregards or violates material provisions of the Company’s Code of Conduct or other corporate policies;

•	exhibits habitual drunkenness or engages in substance abuse which in any way materially affects his or her ability to perform his or her duties and obligations to the Company;

•	commits any material violation of any state or federal law relating to the workplace environment.

As used in this agreement, a resignation for “good reason” shall mean that Executive resigns from all positions he or she then holds with the Company and its affiliates as a result of (i) (A) the Company making a material adverse change in the Executive’s position causing such position to be of materially reduced stature or responsibility, (B) a material reduction of the Executive’s base salary, (C) the Executive being required to relocate his primary work location to a location that would increase Executive’s one way commute distance by more than fifty (50) miles, or (D) a material reduction of the Executive’s target bonus percentage (provided that fluctuation in actual bonus amounts earned and paid in material accordance with the provisions of the bonus plan in which Executive participates will not constitute “good reason”), (ii) Executive provides written notice to the Company’s General Counsel within the sixty (60) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period.

2. Accelerated Vesting

If during the term of the Executive’s employment by the Company, there is a “Change of Control” event and (1) he or she is terminated without “cause” by the surviving corporation within twelve months after the Change of Control, or (2) he or she voluntarily resigns for “good reason” within twelve months after the Change of Control, and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then upon such termination or resignation all of the Executive’s unvested option shares under his or her then-outstanding option grants shall vest and become immediately exercisable.

3. Severance

If the Executive is terminated without “cause” or voluntarily resigns for “good reason” (each as defined above), whether or not related to a Change of Control, and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and provided that the Executive executes, returns to the Company and does not revoke a mutually agreeable separation and release agreement in connection with his or her employment and termination, (a) the Company will provide the Executive with a severance package consisting of                      [6, 9 or 12] months of his or her then-current base salary and         % [50, 75 or 100] of his or her annual cash incentive compensation (at 100% of “plan”); and (b) provided that the Employee elects to continue his health insurance under COBRA in a timely manner, the Company will pay as they come due, the monthly premiums for the Employee’s COBRA coverage, covering the period from the first full calendar month after the Separation Date through the earlier of the              [6th, 9th or 12th] full calendar month after the Separation Date or the last day of the calendar month in which the Executive accepts other employment. In such case, the payment under subsection (a) will be payable in one lump sum within fourteen (14) business days after Executive’s execution and returning to the Company of the separation and release agreement described above, provided that such execution and return occurs within the time specified in such agreement and further provided that Executive has not revoked such agreement. The Company shall have the right to withhold any and all local, state and federal taxes which may be withheld in accordance with applicable law.

4. Section 409A

If the Company (or, if applicable, the successor entity thereto) determines that the severance benefits and/or any other termination payments and benefits provided under this Agreement or otherwise (the “Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and the Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon his separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A as a result of the payment of compensation upon his “separation from service”, the timing of the Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of the separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Executive a lump sum amount equal to the sum of the Payments that the Executive would otherwise have received through the Delayed Initial Payment Date (including the payment of any premiums for health insurance coverage under COBRA) if the commencement of the payment of the Payments had not been delayed pursuant to this Section 4 and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above.

It is intended that (i) each installment of the Payments provided under this Agreement is a separate “payment” for purposes of Section 409A, (ii) all of the Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

5. Settlement of Disputes; Arbitration

The Executive and the Company agree that all such disputes regarding this Agreement shall be settled by binding arbitration held in San Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review. The Company will pay for any administrative or hearing fees charged by the arbitrator or the arbitrating body except that except that the Executive shall pay the first $125.00 of any filing fees associated with any arbitration initiated by the Executive. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and the Executive involving this Agreement. Accordingly, except as provided for by the Rules, neither the Company nor the Executive will be permitted to pursue court action regarding claims that are subject to arbitration under this Agreement. However, the Executive is not prohibited from pursuing an administrative claim with a local, state or federal administrative body.

6. Other

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts that, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its choice of law provisions. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Nothing in this letter agreement shall be deemed to alter the “at will” nature of the Executive’s employment by the Company. Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive’s rights, under any other benefit plan, program, or agreement to which Executive is a party.

AGREED:

LOOKSMART, LTD.	EXECUTIVE

By:	By:

Name:	Name:

Title:	Title: